Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three Months Ended March 31, 2023

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, April 28, 2023 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2023 of $993,000 or $0.08 per basic and diluted shares, compared to net income of $1.4 million, or $0.10 per basic and diluted shares for the three months ended March 31, 2022.

On October 3, 2022, the Company announced it had received regulatory approval for the repurchase of up to 556,631 shares of its common stock, which was approximately 10% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of March 31, 2023, 487,032 shares have been repurchased, including the repurchase of 126,660 shares of stock during the quarter at a cost of $1.4 million.

Other Financial Highlights:

•

Total assets decreased $808,000, or 0.1%, to $950.3 million at March 31, 2023 from $951.1 million at December 31, 2022, due to a decrease in loans and securities, offset by an increase in cash and cash equivalents.

•	Cash and cash equivalents increased $7.7 million, or 45.5% to $24.5 million at March 31, 2023 from $16.8 million at December 31, 2022.

•	Net loans decreased $7.1 million, or 1.0%, to $711.9 million at March 31, 2023 from $719.0 million at December 31, 2022.

•

Total deposits were $690.7 million, decreasing $10.7 million, or 1.5%, as compared to $701.4 million at December 31, 2022, primarily due to a decrease of $15.8 million in checking, savings and money market accounts offset by a $5.6 million increase in certificates of deposit. The average rate paid on deposits at March 31, 2023 increased 59 basis points to 2.41% at March 31, 2023 from 1.82% at December 31, 2022 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances increased $9.7 million, or 9.5% to $112.0 million at March 31, 2023 from $102.3 million as of December 31, 2022.

•	Annualized return on average assets was 0.39% for the three-month period ended March 31, 2023 compared to 0.68% for three-month period ended March 31, 2022.

•	Annualized return on average equity was 2.68% for the three-month period ended March 31, 2023 compared to 3.88% for the three-month period ended March 31, 2022.

•

Upon adoption of the CECL method of calculating the allowance for credit losses on January 1, 2023, the Bank recorded a one-time decrease, net of tax, in retained earnings of $220,000, an increase to the allowance for credit losses of $157,000 and an increase in the reserve for unfunded liabilities of $152,000.

Joseph Coccaro, President and Chief Executive Officer, said, “As expected, the interest rate hikes impacted our net interest margin but we continue to record positive earnings. In light of the recent bank failures, the Bank continues to be prudent in its lending and interest rate risk management. Asset quality remains strong and the Hasbrouck Heights branch is approaching $100 million in deposits in under two years. Regulatory authorities recently approved a new branch in Upper Saddle River, NJ, which will be the Bank’s seventh stand-alone branch. The Bank anticipates this new office will open in the second half of this year.”

Mr. Coccaro further stated, “We expect loan growth to remain slow through the first half of the year as interest rates and inflation are expected to remain elevated and the housing inventories continue to be low. Increased interest rate liability costs may impact future earnings. “

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended March 31, 2023 and March 31, 2022

Net income decreased by $408,000, or 29.1%, to $993,000 for the three months ended March 31, 2023 from $1.4 million for the three months ended March 31, 2022. This decrease was due to an decrease of $598,000 in net interest income and a decrease of $61,000 in non-interest income offset by a decrease of $24,000 in non-interest expense and a decrease of $227,000 in income tax expense.

Interest income increased $2.7 million, or 43.6%, from $6.3 million for the three months ended March 31, 2022 to $9.0 million for the three months ended March 31, 2023 due to increases in the average balance of and higher yields on interest earning assets.

Interest income on cash and cash equivalents increased $76,000, or 262.1%, to $105,000 for the three months ended March 31, 2023 from $29,000 for the three months ended March 31, 2022 due a 467 basis point increase in the average yield on cash and cash equivalents from 0.17% for the three months ended March 31, 2022 to 4.84% for the three months ended March 31, 2023 due to the higher interest rate environment. This was offset by a $62.7 million decrease in the average balance of cash and cash equivalents to $8.8 million for the three months ended March 31, 2023 from $71.5 million for the three months ended March 31, 2022, reflecting the use of excess liquidity to fund loan originations and purchase investment securities.

Interest income on loans increased $2.2 million, or 39.0%, to $7.7 million for the three months ended March 31, 2023 compared to $5.5 million for the three months ended March 31, 2022 due primarily to $146.1 million increase in the average balance of loans to $718.0 million for the three months ended March 31, 2023 from $571.8 million for the three months ended March 31, 2022 and a 42 basis point increase in the average yield on loans from 3.90% for the three months ended March 31, 2022 to 4.32% for the three months ended March 31, 2023. The increase was offset by a $347,000 reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities increased $438,000, or 66.6%, to $1.1 million for the three months ended March 31, 2023 from $658,000 for the three months ended March 31, 2022 due primarily to a $23.2 million increase in the average balance of securities to $162.0 million for the three months ended March 31, 2023 from $138.8 million for the three months ended March 31, 2022, reflecting the purchase of investments with excess liquidity, and a 81 basis point increase in the average yield from 1.90% for the three months ended March 31, 2022 to 2.71% for the three months ended March 31, 2023.

Interest expense increased $3.3 million, or 288.6%, from $1.2 million for the three months ended March 31, 2022 to $4.5 million for the three months ended March 31, 2023 due to increases in the average balance of and higher costs on interest bearing liabilities.

Interest expense on interest-bearing deposits increased $2.9 million, or 349.8%, to $3.7 million for the three months ended March 31, 2023 from $826,000 for the three months ended March 31, 2022. The increase was due to a 165 basis point increase in the average cost of interest-bearing deposits to 2.25% for the three months ended March 31, 2023 from 0.60% for the three months ended March 31, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and an increase in the average balances of certificates of deposit of $152.3 million to $503.4 million for the three months ended March 31, 2023 from $351.0 million for the three months ended March 31, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $447,000, or 135.5%, from $330,000 for the three months ended March 31, 2022 to $777,000 for the three months ended March 31, 2023. The increase was due to an increase in the average cost of borrowings of 164 basis points to 3.27% for the three months ended March 31, 2023 from 1.63% for the three months ended March 31, 2022 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $14.3 million to $96.5 million for the three months ended March 31, 2023 from $82.3 million for the three months ended March 31, 2022.

Net interest income decreased $598,000, or 11.7%, to $4.5 million for the three months ended March 31, 2023 from $5.1 million for the three months ended March 31, 2022. The increase reflected a 80 basis point decrease in our net interest rate spread to 1.68% for the three months ended March 31, 2023 from 2.48% for the three months ended March 31, 2022. Our net interest margin decreased 59 basis points to 2.05% for the three months ended March 31, 2023 from 2.64% for the three months ended March 31, 2022.

We recorded no provision for credit losses for the three months ended March 31, 2023 or the three-month period ended March 31, 2022. As of January 1, 2023 the Bank adopted CECL and recorded a one-time adjustment of $157,000 to the allowance for credit losses. The Bank had a decrease in the loan portfolio and continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $61,000, or 17.8%, to $283,000 for the three months ended March 31, 2023 from $344,000 for the three months ended March 31, 2022. Gain on sale of loans decreased $74,000 as loan originations were lower in 2023 and fees and other income decreased $30,000. These decreases were partially offset by an increase in income from bank-owned life insurance of $30,000, or 19.2%, due higher balances during 2023, and an increase in fee and service charges of $13,000.

For the three months ended March 31, 2023, non-interest expense decreased $24,000, or 0.7%, over the comparable 2022 period. Salaries and employee benefits increased $99,000, or 4.8%, due to a higher employee count. Director fees decreased $55,000, or 25.8%, due to lower pension expense. The increase in advertising expense of $26,000, or 21.6%, was due to additional promotions for branch locations and new promotions on deposit and loan products. Other expense decreased $142,000, or 44.2% due to lower deferred compensation expense and other various expenses.

Income tax expense decreased $227,000, or 43.3%, to $298,000 for the three months ended March 31, 2023 from $525,000 for the three months ended March 31, 2022. The increase was due to $689,000 of lower taxable income. The effective tax rate for the three months ended March 31, 2023 and 2022 were 23.09% and 27.27%, respectively.

Balance Sheet Analysis

Total assets were $950.3 million at March 31, 2023, representing an decrease of $809,000, or 0.1%, from December 31, 2022. Cash and cash equivalents increased $7.7 million during the period primarily due to loan payments received. Net loans decreased $7.1 million, or 1.0%, due to $11.7 million in repayments, partially offset by new production of $4.6 million, consisting of a mainly residential real estate loans and home equity loans. Securities held to maturity increased $780,000 due to the purchase of corporate bond with excess cash. Securities available for sale decreased $3.0 million or 3.6% due to the repayments of mortgage-backed securities and corporate bonds.

Delinquent loans increased $11.7 million during the three-month period ended March 31, 2023, finishing at $13.5 million or 1.86% of total loans. The increase was due to one commercial construction loan located in Totowa New Jersey with a balance of $10.9 million with a loan to value ratio of 46%. During the same timeframe, non-performing assets increased to $12.9 million and were 1.35% of total assets at March 31, 2023. The Company’s allowance for loan losses was 0.38% of total loans and 21.35% of non-performing loans at March 31, 2023 compared to 0.36% of total loans and 136.3% of non-performing loans at December 31, 2022.

Total liabilities decreased $236,000, or 0.0%, to $811.2 million mainly due to an $10.7 million decrease in deposits, offset by a $9.7 million increase in borrowings. Total deposits decreased $10.7 million, or 1.5%, to $690.7 million at March 31, 2023 from $701.4 million at December 31, 2022. The decrease in deposits reflected decreases in NOW, money market and savings accounts, which decreased by $15.8 million from $170.2 million at December 31, 2022 to $154.3 million at March 31, 2023, offset by an increase in certificate of deposit accounts, which increased by $5.6 million to $498.2 million from $492.6 million at December 31, 2022. At March 31, 2023, uninsured deposits represented 8.4% of the Bank’s total deposits. Federal Home Loan Bank advances increased $9.7 million, or 9.5%, due to new advances for loan funding. Total borrowing capacity at the Federal Home Loan Bank is $336.8 million of which $112.0 million is advanced.

Stockholders’ equity decreased $573,000 to $139.1 million, due to increased accumulated other comprehensive loss for securities available for sale of $246,000 and the repurchase of 126,660 shares of stock during the quarter at a cost of $1.4 million, offset by net income of $993,000 for the three months ended March 31, 2023. At March 31, 2023, the Company’s ratio of average stockholders’ equity-to-total assets was 14.69%, compared to 17.05% at March 31, 2022.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of	As of
	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$11,423,093	$8,160,028
Interest-bearing deposits in other banks	13,079,185	8,680,889

Cash and cash equivalents	24,502,278	16,840,917
Securities available for sale	82,051,189	85,100,578
Securities held to maturity (fair value of $71,201,953 and $70,699,651, respectively)	78,207,206	77,427,309
Loans, net of allowance of $2,735,174 and $2,578,174, respectively	711,890,347	719,025,762
Premises and equipment, net	7,852,299	7,884,335
Federal Home Loan Bank (FHLB) stock and other restricted securities	5,918,600	5,490,900
Accrued interest receivable	3,777,228	3,966,651
Core deposit intangibles	251,240	267,272
Bank-owned life insurance	30,392,377	30,206,325
Other assets	5,447,449	4,888,954

Total Assets	$950,290,213	$951,099,003

Liabilities and Equity
Non-interest bearing deposits	$38,107,101	$38,653,349
Interest bearing deposits	652,604,123	662,758,100

Total deposits	690,711,224	701,411,449
FHLB advances-short term	36,500,000	59,000,000
FHLB advances-long term	75,531,931	43,319,254
Advance payments by borrowers for taxes and insurance	3,499,731	3,174,661
Other liabilities	4,961,068	4,534,516

Total liabilities	811,203,954	811,439,880

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,572,356 issued and outstanding at March 31, 2023 and 13,699,016 at December 31, 2022	135,723	136,989
Additional paid-in capital	57,928,185	59,099,476
Retained earnings	92,527,240	91,756,673
Unearned ESOP shares (429,900 shares at March 31, 2023 and 436,495 shares at December 31, 2022)	(5,047,701)	(5,123,002)
Accumulated other comprehensive loss	(6,457,188)	(6,211,013)

Total stockholders’ equity	139,086,259	139,659,123

Total liabilities and stockholders’ equity	$950,290,213	$951,099,003

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended March 31,
	2023	2022
Interest income
Loans	$7,699,438	$5,537,080
Securities
Taxable	1,051,260	637,121
Tax-exempt	44,902	20,996
Other interest-earning assets	221,589	83,813

Total interest income	9,017,189	6,279,010

Interest expense
Deposits	3,714,997	826,184
FHLB advances	777,354	329,833

Total interest expense	4,492,351	1,156,017

Net interest income	4,524,838	5,122,993
Provision for loan losses	—	—

Net interest income after provision for loan losses	4,524,838	5,122,993

Non-interest income
Fees and service charges	52,152	39,318
Gain on sale of loans	13,225	87,130
Bank-owned life insurance	186,053	155,993
Other	31,849	61,982

Total non-interest income	283,279	344,423

Non-interest expense
Salaries and employee benefits	2,162,369	2,063,347
Occupancy and equipment	382,787	344,429
FDIC insurance assessment	60,000	54,000
Data processing	277,097	278,347
Advertising	147,300	121,145
Director fees	159,337	214,791
Professional fees	149,250	144,263
Other	179,208	320,953

Total non-interest expense	3,517,348	3,541,275

Income before income taxes	1,290,769	1,926,141
Income tax expense	298,062	525,244

Net income	$992,707	$1,400,897

Earnings per Share - basic	$0.08	$0.10
Earnings per Share - diluted	$0.08	$0.10
Weighted average shares outstanding - basic	13,013,492	13,858,884
Weighted average shares outstanding - diluted	13,055,533	13,878,304

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended March 31,
	2023	2022
Performance Ratios (1):
Return on average assets (2)	0.39%	0.68%
Return on average equity (3)	2.68%	3.88%
Interest rate spread (4)	1.68%	2.48%
Net interest margin (5)	2.05%	2.64%
Efficiency ratio (6)	73.15%	64.77%
Average interest-earning assets to average interest-bearing liabilities	116.68%	122.33%
Net loans to deposits	103.07%	91.05%
Equity to assets (7)	14.69%	17.05%
Capital Ratios:
Tier 1 capital to average assets	15.60%	17.35%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.38%	0.38%
Allowance for loan losses as a percent of non-performing loans	21.35%	111.82%
Net recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percent of total loans	1.79%	0.34%
Non-performing assets as a percent of total assets	1.35%	0.23%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.
(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022

	(unaudited)
Real estate:
Residential First Mortgage	$462,407,846	$466,100,627
Commercial and Multi-Family Real Estate	166,664,915	162,338,669
Construction	57,379,095	61,825,478
Commercial and Industrial	1,523,380	1,684,189
Consumer:
Home Equity and Other Consumer	26,650,285	29,654,973

Total loans	714,625,521	721,603,936
Allowance for loan losses	(2,735,174)	(2,578,174)

Net loans	$711,890,347	$719,025,762

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At March 31,			At December 31,
	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
	(unaudited)
Noninterest bearing demand accounts	$38,221,561	6.93%	—%	$38,653,472	5.52%	—%
NOW accounts	78,112,797	11.31	1.83	82,720,214	11.79	0.88
Money market accounts	23,067,201	3.34	0.31	30,037,106	4.28	0.32
Savings accounts	53,144,417	7.69	0.53	57,407,955	8.18	0.49
Certificates of deposit	498,165,248	72.12	2.99	492,592,702	70.23	2.37

Total	$690,711,224	100.00%	2.41%	$701,411,449	100.00%	1.82%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$8,799	$105	4.84%	$71,541	$29	0.17%
Loans	717,964	7,699	4.32%	571,827	5,537	3.90%
Securities	161,960	1,096	2.71%	138,798	658	1.90%
Other interest-earning assets	5,338	117	8.74%	4,834	55	4.50%

Total interest-earning assets	894,061	9,017	4.06%	787,000	6,279	3.21%

Non-interest-earning assets	54,810			50,802

Total assets	$948,871			$837,802

Liabilities and equity:
NOW and money market accounts	$112,717	$380	1.37%	$143,453	$220	0.62%
Savings accounts	53,618	70	0.53%	66,583	43	0.26%
Certificates of deposit	503,369	3,265	2.63%	351,027	563	0.65%

Total interest-bearing deposits	669,704	3,715	2.25%	561,063	826	0.60%

Federal Home Loan Bank advances (1)	96,532	777	3.27%	82,280	330	1.63%

Total interest-bearing liabilities	766,236	4,492	2.38%	643,343	1,156	0.73%

Non-interest-bearing deposits	37,224			42,936
Other non-interest-bearing liabilities	5,977			5,265

Total liabilities	809,437			691,544

Total equity	139,434			146,258

Total liabilities and equity	$948,871			$837,802

Net interest income		$4,525			$5,123

Interest rate spread (2)			1.68%			2.48%
Net interest margin (3)			2.05%			2.64%
Average interest-earning assets to average interest-bearing liabilities	116.68%			122.33%

1.

Cash flow hedges are used to manage interest rate risk. During the three months ended March 31, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $47,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2023 Compared to Three Months Ended March 31, 2022
	Increase (Decrease) Due to
	Volume	Rate	Net

	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$(204)	$280	$76
Loans receivable	1,521	641	2,162
Securities	123	315	438
Other interest earning assets	6	56	62

Total interest-earning assets	1,446	1,292	2,738

Interest expense:
NOW and money market accounts	(300)	460	160
Savings accounts	(53)	80	27
Certificates of deposit	337	2,365	2,702
Federal Home Loan Bank advances	66	381	447

Total interest-bearing liabilities	50	3,286	3,336

Net increase (decrease) in net interest income	$1,396	$(1,994)	$(598)

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110